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Mesa Energy Holdings, Inc. Provides Ludwig #1 Update

Press Release Source: Mesa Energy Holdings, Inc. On Thursday June 24, 2010, 9:00 am EDT

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH - News), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, provides an update on its re-completion of the Ludwig #1 well in its Java Field prospect located in Wyoming County, New York.

The Ludwig #1 in the southern portion of the Company’s Java Field has been successfully re-completed and fracked in the Marcellus Shale zone. A total of 36 feet of well bore was perforated between 1,892 feet and 1,994 feet and fracked with 77,000 gallons of water and 141,600 lbs. of sand (proppant). Initial pressures and flow-back rates have been higher than expected. Flow-back of the frac water is continuing and surface facilities are being installed in preparation for re-connection of the well to the Company’s pipeline system. There is not yet enough data to accurately quantify the gas flow, however, there is clear indication of a strong gas presence in the Marcellus zone. Planning for the re-completion and fracking of additional wells in the field is underway.

“The initial performance of the Ludwig #1 and the Reisdorf Unit #1 strongly supports our efforts in the Marcellus Shale in western New York. We are moving forward with the planning of additional re-completions in the field as well as evaluating potential acquisitions and joint venture opportunities,” said Randy M. Griffin, CEO of Mesa Energy Holdings, Inc. “We will continue to provide updates as new information warrants.”

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6339158&lan=en-US&anchor=www.sec.gov&index=3&md5=7f17fbd35b78bb9ab9c4fce043352ff5.

Contact:

Mesa Energy Holdings, Inc.
Ph: 972-490-9595
IR@mesaenergy.us